UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2018

QUIDEL CORPORATION (Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-10961 (Commission File Number)	94-2573850 (IRS Employer Identification No.)

12544 High Bluff Drive, Suite 200 San Diego, California (Address of principal executive offices)		92130 (Zip Code)
Registrant's telephone number, including area code: (858) 552-1100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The discussion concerning the Summers Ridge Lease under Item 8.01 below is incorporated by reference herein. This discussion is qualified in its entirety by the terms of the Summers Ridge Lease, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The discussion concerning the sale of the SR Property under Item 8.01 is incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion concerning the Summers Ridge Lease under Item 8.01 below is incorporated by reference herein. This discussion is qualified in its entirety by the terms of the Summers Ridge Lease, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01 Other Events.

On January 5, 2018, Quidel Cardiovascular, Inc. (“QCI” or “Seller”), a wholly-owned subsidiary of Quidel Corporation (“Quidel” or the “Company”), and Quidel entered into a sale and leaseback transaction (the “Transaction”) under which QCI sold and Quidel leased back the Summers Ridge property (the “SR Property”) that was acquired as part of the “Triage Business,” described in the Company’s Current Report on Form 8-K filed on October 6, 2017 (the “October 2017 Form 8-K”).   The SR Property consists of certain real property and related assets, including the following buildings:

•	Building A, consisting of approximately 54,042 rentable square feet;

•	Building B, consisting of approximately 70,419 rentable square feet;

•	Building C, consisting of 92,570 rentable square feet;

•	Building D, consisting of 71,644 rentable square feet; and

•	an Amenity Center, consisting of 27,856 rentable square feet.

The SR Property was sold to an affiliate of Alexandria Real Estate Equities, Inc. for a purchase price of $148.65 million; $5 million of such proceeds are subject to a holdback and will be released to Seller upon completion of certain post-closing actions.  As part of the closing, Buyer assumed Seller’s obligations under those certain Lease Agreements dated as of October 6, 2017 (the “Building A and B Leases”), between QCI, as landlord, and Alere San Diego, Inc., as tenant (“Alere”), relating to a portion of Building A and all of Building B (collectively, the “Building A and B Premises”).

Buyer, as Landlord, and Quidel, as Tenant, also entered into a Lease Agreement dated as of January 5, 2018 (the “Summers Ridge Lease”), pursuant to which Tenant will lease all of Building C and D and the Amenity Center (collectively, the “Premises”) from Buyer/Landlord for a term of 15 years, commencing on January 5, 2018 and terminating on January 31, 2033 (the “Initial Term”).  The Initial Term can be extended by Tenant for two additional five year terms upon satisfaction of certain conditions.

Base rent for the Premises must be paid over the Initial Term on an absolute triple net basis. The initial yearly base rent is approximately $6 million, which includes approximately $0.8 million for the Amenity Center (a portion of which costs will be charged to tenants of the SR Property). Base rent is subject to future adjustments as further described in the terms of the Summers Ridge Lease, which is filed as Exhibit 10.1 hereto and incorporated by reference herein. In addition to the base rent, Tenant must pay all operating expenses in connection with the Premises.

As disclosed in the October 2017 Form 8-K, the Credit Agreement, dated as of October 6, 2017, by and among Quidel, as Borrower, Bank of America, N.A., as administrative agent, swing-line lender and L/C issuer, and the other lenders party thereto (the “Credit Agreement”) required Quidel to use commercially reasonable efforts to consummate a sale leaseback transaction with respect to the SR Property within 180 days of the closing of the Credit Agreement.  The Company must utilize at least 70% of the net cash proceeds (as defined in the Credit Agreement) of the Transaction to pay down borrowings under the

Credit Agreement. Pursuant to this provision, the Company will immediately pay $100 million of the net cash proceeds from the Transaction to the lenders under the Credit Agreement to pay down a portion of the outstanding Term Loans.  Following such payment, the Company will have remaining Term Loans outstanding under the Credit Agreement in the amount of approximately $145 million. Separately, the Company will also pay off the entire outstanding $10 million balance on its Revolving Credit Loans.

In addition, on January 5, 2018, the Company issued a press release announcing completion of the Transaction. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1	Summers Ridge Lease
99.1	Press release, dated January 5, 2018, announcing the completion of the Sale Leaseback Transaction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2018

QUIDEL CORPORATION

By:	/s/ Randall J. Steward
Name:	Randall J. Steward
Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Summers Ridge Lease
99.1	Press release, dated January 5, 2018, announcing the completion of the Sale Leaseback Transaction